Exhibit 99.1

For Immediate Release

Gevo Reports First Quarter 2014 Financial Results

Luverne plant commences Side-by-Side production

•	Reports EPS of ($0.18)

•	Ended the first quarter with cash and cash equivalents of $8.4 million

•	Luverne plant commenced Side-by-Side production

•	Closed a $25.9 million financing with Whitebox Advisors

•	Lufthansa testing Gevo’s bio-jet fuel

ENGLEWOOD, Colo. – May 14, 2014 - Gevo, Inc. (NASDAQ: GEVO) today announced its financial results for the three months ended March 31, 2014 and provided an update on recent corporate highlights.

Luverne Update

On May 5th, Gevo successfully started up the Side-by-Side operation at its plant in Luverne, MN, and currently has three of four fermenters actively producing ethanol. The intent of the Side-by-Side configuration to produce isobutanol and ethanol simultaneously is to:

1)	facilitate the process optimization of commercial-scale isobutanol production;

2)	maximize the utilization of the plant to generate cash by utilizing all the fermentation assets, and

3)	demonstrate the simultaneous production of isobutanol and ethanol, for the benefit of potential licensee partners who are interested in augmenting the fermentation capacities of their ethanol plants to co-produce isobutanol.

“The start-up is going well and we are running at a rate of 30,000 gallons per day, and by next week we expect to be at our target rate of more than 40,000 gallons per day. Our target run rate for ethanol is greater than 15 million gallons per year. We also have begun the work to optimize the process for isobutanol production in Side-by-Side mode”, said Dr. Gruber.

“The Side-by-Side operation facilitates the process optimization of isobutanol by having ethanol serve as a ‘flywheel’ that keeps the corn mill, the animal feed, and the water recycle streams flowing continuously. We are able to consistently run the corn mill and produce animal feed. We have also verified the consistency of the water recycle stream and feel confident it’s suitable for isobutanol fermentations.”

“Our next steps with isobutanol are to achieve our batch fermentation targets. We’ve already achieved 70% of our goal in terms of gallons of isobutanol produced per fermentation batch. We now need to achieve 1) progress towards 100% of our goal, and 2) consistency in the batches, which is facilitated by consistent water recycle quality, consistent corn milling (front end) operation, and consistent animal feed production.”

“Since the last quarterly call, we have:

•	Modified our plant to enable a Side-by-Side production mode;

•	Learned what is important for recycle water impurities, their impact on fermentation, and routes to ensure acceptable water quality to achieve successful isobutanol batches;

•	Made progress in optimizing the fermentation process conditions in order to minimize the risk of bacterial infections; and

•	Improved our techniques, especially the consistency of cleaning the fermenters and process between batches.

We like being able to produce ethanol and thereby eliminate the need for frequent starting and stopping of the plant, which would otherwise be necessary during optimization of isobutanol production. Side-by-Side production is expected to make our optimization work on isobutanol easier by maintaining continuous mash flow, providing more consistent water recycle streams and more consistent production of animal feed.”

Other Recent Highlights

On May 9, 2014, Gevo closed a private debt financing with Whitebox Advisors consisting of a senior secured term loan, exchangeable into senior secured convertible debentures. The aggregate proceeds to Gevo from this financing are approximately $25.9 million. Whitebox may, under certain circumstances, invest up to an additional $37.2 million in the senior term loan and/or senior secured convertible debentures.

Gevo used a portion of the proceeds from the financing to repay approximately $9.3 million in outstanding long-term debt obligations with TriplePoint Capital. Gevo intends to use the remaining proceeds from the financing to ramp up production and sales at its Luverne, MN plant, to fund working capital and for other general corporate purposes.

On March 24, 2014, Gevo came to an agreement with Lufthansa to evaluate Gevo’s renewable jet fuel with the goal of approving Gevo’s alcohol-to-jet fuel (ATJ) for commercial aviation use. Lufthansa’s testing is being supported through work with the European Commission. By using isobutanol as a renewable raw material for producing jet fuel, the resulting jet fuel has the same mixture of molecules typical of petro-based jet fuel making it directly compatible with existing engines and infrastructure. Renewable jet embodies the potential of cleaner, greener, and as we scale up, cost competitive drop-in fuels. Through initiatives like this, the commercial airlines are seeking to prove out ATJ and move it towards commercialization. ATJ produced from Gevo’s isobutanol is a clean burning, homegrown, drop-in jet fuel, and provides a potential route to deliver aviation biofuels at scale and at competitive cost. Gevo’s patented ATJ fuel is truly a drop-in fuel, designed to be fully compliant with aviation fuel specifications and provide equal performance, including fit-for-purpose properties.

Financial Highlights

Revenues for the first quarter of 2014 were $0.9 million compared to $3.5 million in the same period in 2013. The decline in revenue during 2014 is the result of recognizing $2.4 million in revenue during the first quarter of 2013 associated with the sale of excess corn inventory. During the first quarter of 2014, we successfully shipped biobased ATJ to the U.S. Air Force and the U.S. Army and isooctane specialty fuel applications, which generated approximately $0.6 million of revenue in the quarter. We also continued to generate revenue during the 2014 first quarter associated with our ongoing research agreements.

Our cost of goods sold during the three months ended March 31, 2014 increased from the same period in 2013 as we continued to perform startup operation activities during the 2014 period. These startup costs were partially offset by a decrease in cost of goods sold of $2.5 million that was incurred during the first quarter of 2013 associated with the sale of excess corn inventory.

Research and development expenses decreased during the three months ended March 31, 2014 primarily due to a $0.4 million decrease in costs at the demonstration plant located at South Hampton’s facility in Silsbee Texas. During three months ended March 31, 2013, we began to incur costs to establish our bio-PX demonstration plant under our agreement with Toray, which was substantially completed during the third quarter of 2013. Additionally, we experienced a decrease of $0.4 million during the first quarter of 2014 associated with a reduction in laboratory consultants and supplies.

Selling, general and administrative expense decreased $1.9 million during the three months ended March 31, 2014 primarily related to a reduction in compensation-related expenses and lower litigation-related costs.

Interest expense decreased during the three months ended March 31, 2014 primarily resulting from a decrease of $0.6 million associated with the decline in the outstanding principal balance of our convertible senior notes and our debt with TriplePoint. In addition, we experienced a decline of $1.1 million in non-cash interest expense also due, in part, to the lower outstanding debt balances.

The company reported a non-cash gain of $2.5 million during the first quarter of 2014 related to changes in the fair value of derivative warrant liability and embedded derivatives contained in the convertible notes. We reported a $1.3 million loss during the first quarter of 2013 associated with changes in the fair value of the embedded derivatives contained in the convertible notes. The company did not have any holders of convertible debt opt to convert their note holdings into shares of Gevo common stock during the three months ended March 31, 2014.

The net loss for the first quarter of 2014 was $12.0 million compared to $18.4 million during the same period in 2013.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick Gruber, Chief Executive Officer, and Mike Willis, Chief Financial Officer. They will review the company’s financial results for the three months ended March 31, 2014 and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (800) 708-4540 (inside the U.S.) or 1 (847) 619-6397 (outside the U.S.) and reference the access code 37075054. The presentation will be available via a live webcast at:

http://edge.media-server.com/m/p/pv7r5dw9/lan/en.

A replay of the call and webcast will be available two hours after the conference call ends on May 14, 2014. To access the replay, please dial 1-888-843-7419 (inside the US) or 1-630-652-3042 (outside the US) and reference the access code 3707 5054#. The archived webcast will be available until Midnight EDT on June 13, 2014 in the Investor Relations section of Gevo’s website at www.gevo.com.

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo’s underlying technology uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production and sale of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its first fermentation plant in Luverne, MN. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates its first biorefinery in Silsbee, TX, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo has a marquee list of partners including The Coca-Cola Company, Total SA, Sasol Chemical Industries, and LANXESS, Inc., an affiliate of LANXESS Corporation, among others. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that are not purely statements of historical fact, and can sometimes be identified by our use of terms such as “intend,” “expect,” “plan,” “estimate,” “future,” “strive” and similar words. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although the company believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2013 and in subsequent reports on Form 8-K and other filings made with the SEC by Gevo.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenue and cost of goods sold
Ethanol sales and related products, net	$—	$—
Hydrocarbon revenue	630	739
Grant and other revenue and corn sales	273	2,804

Total revenues	903	3,543

Cost of goods sold	4,680	4,503

Gross loss	(3,777)	(960)

Operating expenses
Research and development	4,105	4,976
Selling, general and administrative and other	5,040	6,950

Total operating expenses	9,145	11,926

Loss from operations	(12,922)	(12,886)

Other income (expense)
Interest expense	(1,601)	(3,276)
Gain loss gain from change in fair value of derivatives	2,542	(1,330)
Loss on conversion of debt	—	(926)
Other income	9	48

Total other expense	950	(5,484)

Net loss	$(11,972)	$(18,370)

Net loss per share attributable to Gevo, Inc. common stockholders - basic and diluted	$(0.18)	$(0.45)

Weighted-average number of common shares outstanding - basic and diluted	67,760,721	40,996,922

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$8,422	$24,625
Accounts receivable	1,664	1,358
Inventories	3,723	3,581
Prepaid expenses and other current assets	1,128	1,163

Total current assets	14,937	30,727

Property, plant and equipment, net	83,242	83,475
Deposits and other assets	2,076	2,153

Total assets	$100,255	$116,355

Liabilities
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$9,859	$13,030
Derivative warrant liability	5,965	7,243
Current portion of secured debt, net	1,288	788

Total current liabilities	17,112	21,061
Long-term portion secured debt, net	8,735	9,339
Convertible notes, net	13,808	14,501
Other long-term liabilities	468	479

Total liabilities	40,123	45,380

Total stockholders’ equity	60,132	70,975

Total liabilities and stockholders’ equity	$100,255	$116,355

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2014	2013
Operating Activities
Net loss	$(11,972)	$(18,370)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash expenses	2,468	4,091
Loss (gain) from change in fair value of derivatives	(2,542)	1,330
Loss on conversion of debt	—	926
Changes from working capital	(940)	3,017

Net cash used in operating activities	(12,986)	(9,006)

Investing Activities
Acquisitions of property, plant and equipment, net	(2,869)	(1,997)
Other	—	—

Net cash used in investing activities	(2,869)	(1,997)

Financing Activities
Payments on secured debt	(250)	(1,639)
Other financing activities	(98)	—

Net cash used in financing activities	(348)	(1,639)

Net decrease in cash and and cash equivalents	(16,203)	(12,642)

Cash and cash equivalents
Beginning of period	24,625	66,744

Ending of period	$8,422	$54,102

Gevo, Inc.

Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended March 31,
	2014	2013
Gevo Development, LLC / Agri-Energy, LLC
Loss from operations	$(5,068)	$(2,473)
Depreciation and amortization	585	533
Non-cash stock-based compensation	39	50

Non-GAAP loss from operations	$(4,444)	$(1,890)

Gevo, Inc.
Loss from operations	$(7,854)	$(10,413)
Depreciation and amortization	241	316
Non-cash stock-based compensation	826	1,037

Non-GAAP loss from operations	$(6,787)	$(9,060)

Gevo Consolidated
Loss from operations	$(12,922)	$(12,886)
Depreciation and amortization	826	849
Non-cash stock-based compensation	865	1,087

Non-GAAP loss from operations	$(11,231)	$(10,950)

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Media Contact:	Investor Contact:
Robin Peak	Mike Willis
Gevo, Inc.	Gevo, Inc.
T: (720) 267-8632	T: (720) 267-8636
rpeak@gevo.com	mwillis@gevo.com